Exhibit 99.2

NSTAR
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions)	September 30,
	2005	2004

Operating revenues	$858.5	$781.5

Operating expenses:
Purchased power, cost of gas and demand
side management	480.9	448.9
Operations and maintenance	104.8	103.2
Depreciation and amortization	85.7	62.0
Taxes	67.6	66.1
Total operating expenses	739.0	680.2

Operating income	119.5	101.3

Other income (expense):
Interest charges	(43.7)	(39.2)
Other income, net	2.7	1.7

Preferred dividends of subsidiary	0.5	0.5
Net income	$78.0 ======	$63.3 =======

NSTAR
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30,	December 31,
	2005	2004
Assets
Property, plant and equipment, net	$3,753.2	$3,580.0
Investments	75.4	73.0
Current assets	953.6	797.8
Regulatory assets	2,343.5	2,555.4
Other deferred debits	393.9	385.2
Total assets	$7,519.6 ========	$7,391.4 =========

Capitalization and Liabilities
Common equity	$1,498.1	$1,440.9
Long-term debt and preferred stock	2,467.5	2,144.4
Current liabilities	1,114.2	961.1
Deferred taxes and unamortized investment tax credits	1,265.2	1,114.6
Other deferred credits	1,174.6	1,730.4
Total capitalization and liabilities	$7,519.6 ========	$7,391.4 =========

NSTAR
Energy Sales - Three Month Periods Ended September 30,

Retail Electric Sales - gWh

			%
	2005	2004	Change
Residential	1,948	1,715	13.6
Commercial	3,688	3,428	7.6
Industrial and other	472	479	(1.5)
Total	6,108 =====	5,622 =====	8.7 ==

Firm Gas Sales and Transportation - BBTU

			%
	2005	2004	Change
Residential	1,427	1,462	(2.4)
Commercial and other	1,721	1,667	3.2
Industrial	859	965	(11.0)
Total	4,007 =====	4,094 =====	(2.1 === )